Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Selected Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Senior Securities”, and to the use of our report dated February 16, 2012 in Pre-Effective Amendment No. 5 to the Registration Statement (Form N-2 No. 333-173026) and related Prospectus of Garrison Capital LLC for the registration of its common stock.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York

June 11, 2012